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EXHIBIT 99.1


Company Press Release

SOURCE: Sun Television and Appliances, Inc.

Sun Television and Appliances, Inc. and Gregg
Appliances, Inc. Reach Agreement on Sale of Nine Stores

COLUMBUS, Ohio, Nov. 12, 1998 -- Sun Television and Appliances, Inc. (Nasdaq:
SNTV news) reported today that it had reached an agreement to sell nine store locations to Gregg Appliances, Inc., for approximate cash consideration of $8.7 million, in addition to the assumption of certain liabilities. Company officials said the transaction was subject to approval by the U.S. Bankruptcy Court and the Company's creditors' committee. Gregg will close the existing Sun outlets and reopen them as H. H. Gregg stores in the following markets: four outlets in Cincinnati; three outlets in suburban Cincinnati including Florence and Alexandria, Kentucky; and Hamilton, Ohio; and one location each in Aurora and Richmond, Indiana.

Dennis L. May, Sun President and COO said, "We are very pleased to have reached this agreement with Gregg Appliances. Our primary objective is to maximize the recovery value of the company while working in the best interest of our customers, employees and creditors."

Sun Television and Appliances, Inc. is a regional retailer of consumer electronics, home appliance and office products.

Gregg Appliances is a leading specialty retailer of consumer electronics, major appliances, computers and other consumer products. It is a privately held Indianapolis-based company operating 18 stores in Indiana, Kentucky and Tennessee under the name "H.H. Gregg Appliances & Electronics."